SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

On March 11, 2008, Charter Communications, Inc. ("Charter") announced that Jeffrey T. Fisher, Executive Vice President and Chief Financial Officer, intends to resign effective April 4, 2008.    Charter also announced that Eloise Schmitz, Charter's Senior Vice President, Strategic Planning, would be assuming the role of Interim Chief Financial Officer effective April 4, 2008.

Ms. Schmitz, 43, was promoted to her current position in August 2006.  She has been employed in several management positions with Charter since July 1998, when she joined as Vice President, Finance & Acquisitions and Assistant Secretary.  Prior to joining Charter, Ms. Schmitz served as Vice President, Group Manager, of the Franchise and Communications Group for Mercantile Bank, now US Bank, in St. Louis from 1992 to 1998.  Ms. Schmitz received a bachelor's degree in Finance from Tulane University.

On August 1, 2007, Charter executed an amended and restated employment agreement with Ms. Schmitz (the “Agreement”). The Agreement provides that Ms. Schmitz shall serve as Senior Vice President, Strategic Planning initially reporting to the Chief Executive, at a salary of $365,575 per annum, to be reviewed on an annual basis. The Agreement also provides for her participation in the 2001 Stock Incentive Plan. She is a participant in the incentive bonus plan with a target bonus of at least 50% of salary, the Executive Cash Award Plan and to receive such other employee benefits as are available to other senior executives.  The Agreement contains a two-year non-compete provision and a two year non-solicitation clause.  The term of the Agreement is three years from the effective date of the Agreement.

The press release announcing Mr. Fisher's resignation and Ms. Schmitz's appointment is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release announcing departure of Chief Financial Officer and appointment of Interim Chief Financial Officer.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

                  CHARTER COMMUNICATIONS, INC.
                  Registrant

Dated: March 11, 2008

By:/s/ Kevin D. Howard Name: Kevin D. Howard Title: Vice President, Controller and Chief Accounting Officer